CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,781,000	$379.33

PRICING SUPPLEMENT NO. 1702 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated August 28, 2013

JPMorgan Chase & Co. Buffered Autocallable Optimization Securities

$2,781,000 Linked to the Relative Performance of the SPDR® S&P 500® ETF Trust and the iShares® 20+ Year Treasury Bond ETF due on September 8, 2014

Investment Description

Buffered Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Security" and collectively, the "Securities") with returns linked to the relative performance of the SPDR® S&P 500® ETF Trust (the "Long Asset") and the iShares® 20+ Year Treasury Bond ETF (the "Short Asset", and together with the Long Asset, the "Underlying Assets"). The Securities are designed for investors who believe that the performance of the Long Asset will equal or exceed the performance of the Short Asset during the term of the Securities, as measured by the Asset Returns of each Underlying Asset from the Trade Date to each Observation Date, including the Final Valuation Date (such relative performance between the Underlying Assets referred to as the "Relative Return"). If, on any Observation Date, the performance of the Long Asset (the "Long Asset Return") equals or exceeds the performance of the Short Asset (the "Short Asset Return"), JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by not more than the Buffer Amount (meaning the Relative Return is negative and the absolute value of the Relative Return is not greater than the Buffer Amount), JPMorgan Chase will repay the principal amount at maturity. However, if, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount (meaning the Relative Return is negative and the absolute value of the Relative Return is greater than the Buffer Amount), JPMorgan Chase will repay less than the principal amount, resulting in a loss on your investment that is equal to the percentage by which the absolute value of the Relative Return exceeds the Buffer Amount, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security. You will receive a positive return on the Securities only if the Long Asset Return equals or exceeds the Short Asset Return on any Observation Date, including the Final Valuation Date.

Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose up to 95% of your principal amount if the Securities have not been called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount. The downside market exposure to the underperformance of the Long Asset relative to the Short Asset is subject to the Buffer Amount only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose a significant portion of your principal amount.

Features	Key Dates

❑Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if, on any Observation Date, the Long Asset Return is equal to or greater than the Short Asset Return. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for a loss on their investment at maturity.

❑Buffered Downside Market Exposure to the Underperformance of the Long Asset: If you hold the Securities to maturity, the Securities have not been called on any Observation Date, including the Final Valuation Date, and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by not more than the Buffer Amount, JPMorgan Chase will repay the principal amount of your Securities. However, if, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount, JPMorgan Chase will pay you less than the principal amount of your Securities, resulting in a loss on your investment that is equal to the absolute value of the Relative Return in excess of the Buffer Amount, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security. Accordingly, you could lose up to 95% of the principal amount. The downside market exposure to the underperformance of the Long Asset relative to the Short Asset is subject to the Buffer Amount only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

❑Potential for Gain or Loss in Rising and Falling Markets: The Securities may be called on an Observation Date, and investors may receive a positive return if both Underlying Assets rise or if both Underlying Assets fall, so long as the Long Asset outperforms the Short Asset. If the Short Asset outperforms the Long Asset, however, you may lose a significant portion of your principal amount, which may be the case even if one or both Underlying Assets appreciate over the term of the Securities.

	Trade Date	August 28, 2013
	Settlement Date	August 30, 2013
	Observation Dates[1]	Quarterly (see page 4)
	Final Valuation Date[1]	September 2, 2014
	Maturity Date[1]	September 8, 2014
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Postponement of an Observation Date" and "Description of Securities — Payment at Maturity" in the accompanying product supplement no. UBS-10-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO ANY UNDERPERFORMANCE OF THE LONG ASSET RELATIVE TO THE SHORT ASSET, SUBJECT TO THE MINIMUM PAYMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-10-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR A SIGNIFICANT PORTION OF YOUR PRINCIPAL AMOUNT.

Security Offering
We are offering Buffered Autocallable Optimization Securities linked to the relative performance of the SPDR® S&P 500® ETF Trust and the iShares® 20+ Year Treasury Bond ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Long Asset Ticker	Long Asset Initial Asset Level	Short Asset Ticker	Short Asset Initial Asset Level	Call Return Rate	Buffer Amount	CUSIP	ISIN
SPY	$163.91	TLT	$105.27	10.00% per annum	5%	48126H530	US48126H5303

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-10-I dated August 21, 2013, underlying supplement no. 1-I dated November 14, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-10-I, will supersede the terms set forth in product supplement no. UBS-10-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-10-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the performance of the SPDR® S&P 500® ETF Trust relative to the iShares® 20+ Year Treasury Bond ETF	$2,781,000	$10	$34,762.50	$0.125	$2,746,237.50	$9.875

(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.125 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-10-I.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.75 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-10-I dated August 21, 2013 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto dated August 21, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-10-I and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-10-I dated August 21, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213007241/e55078_424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 95% of your principal amount.

♦You can tolerate a loss of up to 95% of your principal amount and are willing to make an investment that has comparable downside market risk as any underperformance by the Long Asset relative to the Short Asset, subject to the minimum payment at maturity.

♦You are seeking an investment that provides exposure to the performance of the Long Asset relative to the Short Asset rather than the individual performance of one or both of the Underlying Assets and believe that the Long Asset will outperform the Short Asset over the term of the Securities.

♦You believe the Long Asset Return will equal or exceed the Short Asset Return on one of the specified Observation Dates, including the Final Valuation Date.

♦You understand and accept that you will not participate in any outperformance of the Long Asset relative to the Short Asset and that your potential return is limited to the Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the performance of the Long Asset relative to the Short Asset.

♦You are willing to invest in the Securities based on the Call Return rate of 10.00% per annum.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Assets.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 95% of your principal amount.

♦You cannot tolerate a loss of up to 95% of your principal amount and are unwilling to make an investment that has comparable downside market risk as any underperformance by the Long Asset relative to the Short Asset, subject to the minimum payment at maturity.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not seeking an investment that provides exposure to the performance of the Long Asset relative to the Short Asset rather than the individual performance of one or both of the Underlying Assets, or you believe that the Short Asset may outperform the Long Asset over the term of the Securities.

♦You do not believe the Long Asset Return will equal or exceed the Short Asset Return on any of the specified Observation Dates, including the Final Valuation Date.

♦You seek an investment that participates in any outperformance of the Long Asset relative to the Short Asset or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the performance of the Long Asset relative to the Short Asset.

♦You are not willing to invest in the Securities based on the Call Return rate of 10.00% per annum.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the Underlying Assets.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-10-I and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Final Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Assets	SPDR® S&P 500® ETF Trust (the "Long Asset") and the iShares® 20+ Year Treasury Bond ETF (the "Short Asset") (each, a "Fund" and, collectively, the "Funds" or "Underlying Assets")
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	Approximately 12 months, unless called earlier
Call Feature	The Securities will be called if, on any Observation Date, the Long Asset Return is equal to or greater than the Short Asset Return. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[1]	November 29, 2013 February 28, 2014 May 28, 2014 September 2, 2014 (Final Valuation Date)
Call Settlement Dates[1]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of 10.00% per annum.
Call Price	The Call Price equals the principal amount per Security plus the applicable Call Return.
Observation Dates[1]	Call Settlement Dates[1]	Call Return (numbers below reflect the rate of 10.00% per annum)	Call Price (per $10)
November 29, 2013	December 3, 2013	2.50%	$10.25
February 28, 2014	March 4, 2014	5.00%	$10.50
May 28, 2014	May 30, 2014	7.50%	$10.75
September 2, 2014 (Final Valuation Date)	September 8, 2014 (Maturity Date)	10.00%	$11.00
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by not more than the Buffer Amount, we will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Securities are not automatically called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Relative Return + Buffer Amount)

In no event, however, will the payment at maturity be less than $0.50 per $10 principal amount Security.

Accordingly, you will incur a loss equal to the percentage by which the absolute value of the Relative Return exceeds the Buffer Amount, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security, and you may lose up to 95% of your principal at maturity, depending on how much the Long Asset underperforms the Short Asset.

Relative Return	On any relevant day, a percentage equal to the Long Asset Return on that day minus the Short Asset Return on that day, calculated as follows: Long Asset Return - Short Asset Return
Long Asset Return	On any Observation Date (including the Final Valuation Date), the Asset Return of the Long Asset on that day
Short Asset Return	On any Observation Date (including the Final Valuation Date), the Asset Return of the Short Asset on that day
Asset Return	For each Underlying Asset on any Observation Date (including the Final Valuation Date), a percentage calculated as follows: Final Asset Level - Initial Asset Level Initial Asset Level
Initial Asset Level[2]	With respect to a Fund, (i) the closing price of one share of that Fund on the Trade Date, which was $163.91 for the Long Asset and $105.27 for the Short Asset, divided by (ii) the Share Adjustment Factor for that Fund
Final Asset Level	With respect to a Fund on any Observation Date (including the Final Valuation Date), the closing price of one share of that Fund on that day
Share Adjustment Factor[2]	With respect to a Fund, set equal to 1.0 on the Trade Date
Buffer Amount	5.00%
[1]	See footnote 1 under "Key Dates" on the front cover
[2]	Subject to adjustment upon the occurrence of certain events affecting the applicable Fund as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-10-I.

Investment Timeline
Trade Date	The closing price of one share of each Fund is determined and the Call Return rate is finalized.

Observation Dates

The Final Asset Level of each Fund is determined as of each Observation Date.

The Securities will be called if, on any Observation Date, the Long Asset Return is equal to or greater than the Short Asset Return.

If the Securities are called, JPMorgan Chase will pay the applicable Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return rate.

Maturity Date

The Final Asset Level of each Fund is determined as of the Final Valuation Date.

If the Securities are not automatically called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by not more than the Buffer Amount, JPMorgan Chase will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Securities are not automatically called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Relative Return + Buffer Amount)
per $10 principal amount Security

In no event, however, will the payment at maturity be less than $0.50 per $10 principal amount Security.

Accordingly, you will incur a loss equal to the percentage by which the absolute value of the Relative Return exceeds the Buffer Amount, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security, and you may lose up to 95% of your principal at maturity, depending on how much the Long Asset underperforms the Short Asset.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 95% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE A SIGNIFICANT PORTION OF YOUR PRINCIPAL AMOUNT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-10-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or "deemed paid" after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Securities are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Securities held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing (or taking a short position) directly in any Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-10-I and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss of Up to 95% of Your Principal — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount, JPMorgan Chase will repay less than the full principal amount at maturity by a percentage equal to the excess difference. Under these circumstances, you will lose 1% of your principal for every 1% that the absolute value of the Relative Return exceeds the Buffer Amount, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security, and you could lose up to 95% of your principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for downside exposure to the underperformance of the Long Asset relative to the Short Asset at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose a significant portion of your principal amount.
♦	Downside Market Exposure to the Underperformance of the Long Asset Relative to the Short Asset Is Buffered Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if, at that time, the Long Asset Return is not less than the Short Asset Return by more than the Buffer Amount. If by maturity the Securities have not been called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by not more than the Buffer Amount, JPMorgan Chase will repay the principal amount at maturity. However, if, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount, JPMorgan

Chase will repay less than the principal amount, resulting in a loss on your investment that is equal to the percentage by which the absolute value of the Relative Return exceeds the Buffer Amount, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security. Downside market exposure to the underperformance of the Long Asset relative to the Short Asset is buffered only if you hold your Securities to maturity.
♦	Limited Return on the Securities — If the Securities are called, your potential gain on the Securities will be limited to the Call Return, regardless of any outperformance of the Long Asset relative to the Short Asset, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and the Securities can be called as early as the first Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because any outperformance of the Long Asset relative to the Short Asset at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested (or taken a short position) directly in any Fund. Even though you will not participate in any potential outperformance of the Long Asset relative to the Short Asset, you may be exposed to any underperformance of the Long Asset relative to the Short Asset in excess of the Buffer Amount, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security, if the Securities are not called.
♦	The Return on the Securities Is Based on Relative Performance — You may receive a lower return on your Securities than you could receive by taking directly a long position in the Long Asset or a short position in the Short Asset. Unlike a long position in the Long Asset or a short position in the Short Asset, you may not earn a positive return even if the Long Asset appreciates or the Short Asset depreciates over the term of the Securities. You may also not earn a positive return even if both Underlying Assets appreciate or both Underlying Assets depreciate, if in either case the Long Asset Return is less than the Short Asset Return. The Securities are linked to the performance of the Long Asset minus the performance of the Short Asset and thus are affected by the relative, not absolute, performance of the Underlying Assets. In order to receive a positive return on the Securities, (a) the value of the Long Asset must increase over the term of the Securities while the value of the Short Asset decreases, (b) the value of the Long Asset must increase over the term of the Securities by a greater percentage than that of the Short Asset or (c) if the value of both Underlying Assets decrease over the term of the Securities, the value of the Long Asset must decrease by a lower percentage than that of the Short Asset.
♦	Changes in the Value of the Long Asset May Be Offset or Negated Entirely by Changes in the Value of the Short Asset — Changes in the value of the Long Asset may be offset or entirely negated by changes in the value of the Short Asset. Irrespective of whether the Long Asset Return has a positive (or negative) correlation (or no correlation) with the Short Asset Return, your investment will be exposed to the performance of the Long Asset relative to the Short Asset, and you may suffer a loss on your investment if the Long Asset underperforms the Short Asset. A positive Long Asset Return may be offset or entirely negated by a positive Short Asset Return. Similarly, a negative Short Asset Return may be offset or entirely negated by a negative Long Asset Return. Therefore, if the Long Asset Return has a strong positive correlation with the Short Asset Return, your return on the Securities may be adversely affected. Your Securities may be subject to a loss even if the value of the Long Asset appreciates or the value of the Short Asset depreciates during the term of the Securities, if in either case the Long Asset underperforms the Short Asset.
♦	You Are Exposed to the Risks Associated with Movements of Each Underlying Asset — Your return on the Securities is not linked to a basket consisting of the Underlying Assets. Rather, your return on the Securities will be contingent upon the performance of each individual Underlying Asset. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed equally to the risks related to each Underlying Asset. Poor performance by the Long Asset or strong performance by the Short Asset over the term of the Securities may negatively affect your return on the Securities. Accordingly, your investment is subject to the risks associated with movements of each Underlying Asset.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the per annum return of 10.00% could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Assurance That the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the prices of the underlying assets will rise or fall. There can be no assurance that the Long Asset will outperform the Short Asset. The performance of the Underlying Assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the securities held by the Underlying Assets. You should be willing to accept the risks associated with the relevant markets tracked by the Underlying Assets in general and the securities held by the Underlying Assets in particular, and the risk of losing up to 95% of your principal amount.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the applicable Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-10-I for additional information about these risks.

In addition, we are currently one of the companies that make up the SPDR® S&P 500® ETF Trust and its underlying index. We will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the SPDR® S&P 500® ETF Trust, its underlying index and the Securities.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceeds JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include correlation, volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Funds, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected changes in correlation (the extent to which the value of the Underlying Assets increase or decrease to the same degree at the same time) between the Underlying Assets;
♦	the actual and expected volatility in the prices of the Funds;
♦	the time to maturity of the Securities;
♦	the dividend rates on the Funds and the equity securities held by the Funds;
♦	interest and yield rates in the market generally;

♦	the occurrence of certain events to a Fund that may or may not require an adjustment to the applicable Share Adjustment Factor; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing (or Taking a Short Position) in Any Fund or the Equity Securities Held by Any Fund — Investing in the Securities is not equivalent to investing (or taking a short position) in any Fund or the equity securities held by any Fund. As an investor in the Securities, you will not have any ownership interest or rights in any Fund or the equity securities held by any Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Funds or the Securities Held by the Funds — Your return on the Securities will not reflect the return you would realize if you actually owned the Funds or any equity securities or debt securities held by the Funds and received the dividends on the Fund or those equity securities or interest payments on the debt securities. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference to the closing price of one share of each Fund on the Observation Dates without taking into consideration the value of dividends or interest payments (as applicable) on the Funds or the securities held by the Funds.
♦	No Affiliation with the Funds or the Issuers of any Securities Composing the Funds — Although we are currently one of the companies that make up the SPDR® S&P 500® ETF Trust, we are not affiliated with the Fund or, to our knowledge, the other issuers of the securities composing the Fund. We have not independently verified the information about the Funds or the other issuers of the securities composing the Funds contained in this pricing supplement. You should make your own investigation into the Fund and the issuers of the securities composing the Fund. We are not responsible for the public disclosure of information by the Funds or the other issuers of the securities composing the Funds, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Hedging and Trading in the Fund — While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the Funds or instruments related to the Funds. We or our affiliates may also trade in the Funds or instruments related to the Funds from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect whether the Securities will be automatically called and our payment to you at maturity if not previously called. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Funds and could affect the values of the Funds, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Funds — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Funds and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Funds may adversely affect the market price of the Funds and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of any Fund on an Observation Date, determining if the Securities are to be automatically called, calculating the Relative Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-10-I.
♦	There Are Risks Associated with the Funds — Although shares of the Funds are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. The Funds are subject to management risk, which is the risk that the investment strategies of a Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of a Fund, and consequently, the value of the Securities.
♦	Differences Between Each Fund and Its Underlying Index — The Funds do not fully replicate their respective underlying indices, and may hold securities not included in their respective underlying indices. In addition, the Funds' performance will reflect additional transaction costs and fees that are not included in the calculation of the applicable underlying index. All of these factors may lead to a lack of correlation between a Fund and its underlying index. In addition, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the SPDR® S&P 500® ETF Trust and its underlying index. Finally, because the shares of the Funds are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of a Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of the Funds may not correlate with the performance of their respective underlying indices.
♦	The Securities Are Subject to Significant Risks Associated with Fixed-Income Securities, Including Interest Rate-Related Risks — Investing in Securities linked to the iShares® 20+ Year Treasury Bond ETF differs significantly from investing directly in bonds to be held to maturity as the value of the iShares® 20+ Year Treasury Bond ETF changes, at times significantly, during each trading day based upon the current market prices of its underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.
In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates fall, the price of fixed-income securities, including those underlying the iShares® 20+ Year Treasury Bond ETF, is likely to increase. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the index that underlies the iShares® 20+ Year Treasury Bond ETF, which mandate that each security must have a minimum term remaining to maturity of greater than 20 years for continued eligibility, means that, at any time, only longer-term securities underlie the iShares® 20+ Year Treasury Bond ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the price of the iShares® 20+ Year Treasury Bond ETF. As a result, falling interest rates may cause the value of the bonds underlying the iShares® 20+ Year Treasury Bond ETF and the price of the Fund to rise, possibly significantly.
Interest rates are subject to volatility due to a variety of factors, including:
♦	sentiment regarding underlying strength in the U.S. economy and global economies;
♦	expectations regarding the level of price inflation;
♦	sentiment regarding credit quality in the U.S. and global credit markets;
♦	central bank policies regarding interest rates; and
♦	the performance of U.S. and foreign capital markets.
Although prices of U.S. treasury bonds have recently fallen after trading near historic high prices for an extended period of time, there can be no assurances that they will continue to fall. If prices of the U.S. treasury bonds underlying the iShares® 20+ Year Treasury Bond ETF rise or do not fall sufficiently for the iShares® 20+ Year Treasury Bond ETF to underperform the SPDR® S&P 500® ETF Trust, the return on your Securities could be adversely affected.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the Initial Asset Level of a Fund for certain events affecting that Fund, the calculation agent is not required to make an adjustment for every event that can affect a Fund. If an event occurs that does not require the calculation agent to adjust the Initial Asset Level of a Fund, the market value of your Securities, whether the Securities will be automatically called and the payment at maturity if not previously called may be materially and adversely affected.

Hypothetical Examples of Payments on the Securities

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Call Return Rate:	10.00% per annum, resulting in a Call Return of 2.50% of the principal amount if the Securities are called on the first Observation Date, 5.00% if the Securities are called on the second Observation Date, 7.50% if the Securities are called on the third Observation Date and 10.00% if the Securities are called on the Final Valuation Date
Observation Dates:	Observation Dates will occur approximately 3, 6, 9 and 12 months after the Trade Date as set forth under "Final Terms" in this pricing supplement.
Buffer Amount:	5.00%

Example 1 — Securities Are Called on the First Observation Date

Observation Date	Long Asset Return	Short Asset Return	Result
First	5.00%	3.00%	Long Asset Return at or above Short Asset Return, Securities are called

Call Price (per Security):		$10.25

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.25 per $10.00 principal amount (2.50% return on the Securities).

Example 2 — Securities Are Called on the Final Valuation Date

Observation Date	Long Asset Return	Short Asset Return	Result
First	-1.00%	2.00%	Long Asset Return below Short Asset Return, Securities NOT called
Second	-4.00%	4.00%	Long Asset Return below Short Asset Return, Securities NOT called
Third	-7.00%	-4.00%	Long Asset Return below Short Asset Return, Securities NOT called
Final	-10.00%	-12.00%	Long Asset Return at or above Short Asset Return, Securities are called

Call Price (per Security):		$11.00

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.00 per $10.00 principal amount (10.00% return on the Securities). This reflects the maximum payment on the Securities.

Example 3 — Securities Are NOT Called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by less than the Buffer Amount

Observation Date	Long Asset Return	Short Asset Return	Result
First	-3.00%	2.00%	Long Asset Return below Short Asset Return, Securities NOT called
Second	4.00%	6.00%	Long Asset Return below Short Asset Return, Securities NOT called
Third	7.00%	8.00%	Long Asset Return below Short Asset Return, Securities NOT called
Final	10.00%	14.00%	Long Asset Return below Short Asset Return, Securities NOT called

Settlement Amount (per Security):		$10.00

Because the Securities are not called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by less than the Buffer Amount, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Are NOT Called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount

Observation Date	Long Asset Return	Short Asset Return	Result
First	-10.00%	5.00%	Long Asset Return below Short Asset Return, Securities NOT called
Second	-15.00%	10.00%	Long Asset Return below Short Asset Return, Securities NOT called
Third	-20.00%	15.00%	Long Asset Return below Short Asset Return, Securities NOT called
Final	-30.00%	20.00%	Long Asset Return below Short Asset Return, Securities NOT called

Settlement Amount (per Security):		$10.00 × (1 + Relative Return + Buffer Amount) $10.00 × (1 + (-30% - 20%) + 5%) $5.50

Because (a) the Securities are not called, (b) on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount and (c) the Relative Return is -50%, at maturity we will pay you a total of $5.50 per $10.00 principal amount (a 45% loss on the Securities).

Example 5 — Securities Are NOT Called and, on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount

Observation Date	Long Asset Return	Short Asset Return	Result
First	-10.00%	15.00%	Long Asset Return below Short Asset Return, Securities NOT called
Second	-25.00%	20.00%	Long Asset Return below Short Asset Return, Securities NOT called
Third	-35.00%	40.00%	Long Asset Return below Short Asset Return, Securities NOT called
Final	-65.00%	50.00%	Long Asset Return below Short Asset Return, Securities NOT called

Settlement Amount (per Security):		$10.00 × (1 + Relative Return + Buffer Amount) $10.00 × (1 + (-65% - 50%) + 5%) -$1.00, subject to a minimum payment at maturity of $0.50 per $10 principal amount Security

Because (a) the Securities are not called, (b) on the Final Valuation Date, the Long Asset Return is less than the Short Asset Return by more than the Buffer Amount and (c) the Relative Return is -115%, at maturity we will pay you a total of $0.50 per $10.00 principal amount (a 95% loss on the Securities), which represents the minimum payment at maturity.

Hypothetical Examples of Relative Return Calculations

The examples below illustrate the hypothetical Relative Return on the Final Valuation Date under different hypothetical scenarios based on the following information (amounts have been rounded for ease of reference):

Long Asset Initial Asset Level:	$163.91
Short Asset Initial Asset Level:	$105.27

Example 1 — On an Observation Date, the Long Asset closes at $204.89, which is 25% above the Initial Asset Level of $163.91, and the Short Asset closes at $94.74, which is 10% below the Initial Asset Level of $105.27.

Underlying Asset	Initial Asset Level	Final Asset Level	Asset Return
Long Asset	$163.91	$204.89	25% (Long Asset Return)
Short Asset	$105.27	$94.74	-10% (Short Asset Return)

Relative Return:	Long Asset Return - Short Asset Return
	25% - (-10%) = 35% Relative Return

Example 2 — On an Observation Date, the Long Asset closes at $204.89, which is 25% above the Initial Asset Level of $163.91, and the Short Asset closes at $131.59, which is 25% above the Initial Asset Level of $105.27.

Underlying Asset	Initial Asset Level	Final Asset Level	Asset Return
Long Asset	$163.91	$204.89	25% (Long Asset Return)
Short Asset	$105.27	$131.59	25% (Short Asset Return)

Relative Return:	Long Asset Return - Short Asset Return
	25% - 25% = 0% Relative Return

Example 3 — On an Observation Date, the Long Asset closes at $180.30, which is 10% above the Initial Asset Level of $163.91, and the Short Asset closes at $131.59, which is 25% above the Initial Asset Level of $105.27.

Underlying Asset	Initial Asset Level	Final Asset Level	Asset Return
Long Asset	$163.91	$180.30	10% (Long Asset Return)
Short Asset	$105.27	$131.59	25% (Short Asset Return)

Relative Return:	Long Asset Return - Short Asset Return
	10% - 25% = -15% Relative Return

Example 4 — On an Observation Date, the Long Asset closes at $122.93, which is 25% below the Initial Asset Level of $163.91, and the Short Asset closes at $84.22, which is 20% below the Initial Asset Level of $105.27.

Underlying Asset	Initial Asset Level	Final Asset Level	Asset Return
Long Asset	$163.91	$122.93	-25% (Long Asset Return)
Short Asset	$105.27	$84.22	-20% (Short Asset Return)

Relative Return:	Long Asset Return - Short Asset Return
	(-25%) - (-20%) = -5% Relative Return

Example 5 — On an Observation Date, the Long Asset closes at $155.71, which is 5% below the Initial Asset Level of $163.91, and the Short Asset closes at $94.74, which is 10% below the Initial Asset Level of $105.27.

Underlying Asset	Initial Asset Level	Final Asset Level	Asset Return
Long Asset	$163.91	$155.71	-5% (Long Asset Return)
Short Asset	$105.27	$94.74	-10% (Short Asset Return)

Relative Return:	Long Asset Return - Short Asset Return
	(-5%) - (-10%) = 5% Relative Return

Example 6 — On an Observation Date, the Long Asset closes at $57.37, which is 65% below the Initial Asset Level of $163.91, and the Short Asset closes at $157.91, which is 50% above the Initial Asset Level of $105.27.

Underlying Asset	Initial Asset Level	Final Asset Level	Asset Return
Long Asset	$163.91	$57.37	-65% (Long Asset Return)
Short Asset	$105.27	$157.91	50% (Short Asset Return)

Relative Return:	Long Asset Return - Short Asset Return
	(-65%) - (50%) = -115% Relative Return

In no event will the payment at maturity be less than $0.50 per $10 principal amount Security.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if the Securities are held to maturity or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Funds

Included on the following pages is a brief description of the Funds. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Fund. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011, 2012 and the first and second calendar quarters of 2013. Partial data is provided for the third calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Fund as an indication of future performance.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust is a registered investment company whose Trust Units (which we refer to as "shares") represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. The SPDR® S&P 500® ETF Trust's objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P 500® ETF Trust. The S&P 500® Index consists of 500 component stock selected to provide a performance benchmark for the U.S. equity markets. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC's website at http://www.sec.gov. In addition, information about the SPDR® S&P 500® ETF Trust may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the SPDR® S&P 500® ETF Trust, see the information set forth under "Fund Descriptions — The SPDR® S&P 500® ETF Trust" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the SPDR® S&P 500® ETF Trust

The following table sets forth the quarterly high and low closing prices of one share of the SPDR® S&P 500® ETF Trust, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the Fund on August 28, 2013 was $163.91. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for certain actions such as stock splits.

Since its inception, the price of the SPDR® S&P 500® ETF Trust has experienced significant fluctuations. The historical performance of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the SPDR® S&P 500® ETF Trust during the term of the Securities. We cannot give you assurance that the performance of the SPDR® S&P 500® ETF Trust will result in the return of any of your initial investment at maturity in excess of the Buffer Amount, subject to the creditworthiness of JPMorgan Chase. We make no representation as to the amount of dividends, if any, that the SPDR® S&P 500® ETF Trust will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the SPDR® S&P 500® ETF Trust.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$144.94	$127.90	$131.89
4/1/2008	6/30/2008		$143.08	$127.69	$128.04
7/1/2008	9/30/2008		$130.70	$111.38	$116.54
10/1/2008	12/31/2008		$116.00	$75.95	$90.33
1/1/2009	3/31/2009		$93.44	$68.11	$79.44
4/1/2009	6/30/2009		$95.09	$81.00	$91.92
7/1/2009	9/30/2009		$107.33	$87.95	$105.56
10/1/2009	12/31/2009		$112.67	$102.54	$111.44
1/1/2010	3/31/2010		$117.40	$105.87	$116.99
4/1/2010	6/30/2010		$121.79	$103.22	$103.22
7/1/2010	9/30/2010		$114.79	$102.20	$114.12
10/1/2010	12/31/2010		$125.92	$113.75	$125.78
1/1/2011	3/31/2011		$134.57	$126.21	$132.51
4/1/2011	6/30/2011		$136.54	$126.81	$131.97
7/1/2011	9/30/2011		$135.46	$112.26	$113.17
10/1/2011	12/31/2011		$128.68	$109.93	$125.50
1/1/2012	3/31/2012		$141.61	$127.49	$140.72
4/1/2012	6/30/2012		$141.79	$128.10	$136.27
7/1/2012	9/30/2012		$147.24	$133.51	$143.93
10/1/2012	12/31/2012		$146.27	$135.70	$142.52
1/1/2013	3/31/2013		$156.73	$145.53	$156.55
4/1/2013	6/30/2013		$167.11	$154.14	$160.01
7/1/2013	8/28/2013	*	$170.95	$161.16	$163.91

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from January 1, 2013 through August 28, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the daily performance of the SPDR® S&P 500® ETF Trust from January 2, 2003 through August 28, 2013, based on information from Bloomberg, without independent verification.

Past performance of the Fund is not indicative of the future performance of the Fund.

The iShares® 20+ Year Treasury Bond ETF

The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol "TLT." The iShares® 20+ Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years, which is currently the Barclays U.S. 20+ Year Treasury Bond Index, which we refer to as the Underlying Index with respect to the iShares® 20+ Year Treasury Bond ETF. The Barclays U.S. 20+ Year Treasury Bond Index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of 20 or more years. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. In addition, information about the iShares® 20+ Year Treasury Bond ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. On July 1, 2013, the name of the iShares® 20+ Year Treasury Bond ETF was changed from the iShares® Barclays 20+ Year Treasury Bond Fund to the current name. For additional information about the iShares® 20+ Year Treasury Bond ETF, see the information set forth under "Fund Descriptions — The iShares® 20+ Year Treasury Bond ETF" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the iShares® 20+ Year Treasury Bond ETF

The following table sets forth the quarterly high and low closing prices of one share of the iShares® 20+ Year Treasury Bond ETF, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the iShares® 20+ Year Treasury Bond ETF on August 28, 2013 was $105.27. The actual Initial Asset Level will be the closing price of one share of the iShares® 20+ Year Treasury Bond ETF on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for certain actions such as stock splits.

Since its inception, the price of the iShares® 20+ Year Treasury Bond ETF has experienced significant fluctuations. The historical performance of the iShares® 20+ Year Treasury Bond ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the iShares® 20+ Year Treasury Bond ETF during the term of the Securities. We cannot give you assurance that the performance of the iShares® 20+ Year Treasury Bond ETF will result in the return of any of your initial investment at maturity in excess of the Buffer Amount, subject to the creditworthiness of JPMorgan Chase. We make no representation as to the amount of dividends, if any, that the iShares® 20+ Year Treasury Bond ETF will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the iShares® 20+ Year Treasury Bond ETF.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$97.18	$90.95	$95.89
4/1/2008	6/30/2008		$95.67	$88.87	$92.34
7/1/2008	9/30/2008		$98.49	$90.14	$94.88
10/1/2008	12/31/2008		$122.45	$92.74	$119.35
1/1/2009	3/31/2009		$116.65	$100.56	$105.71
4/1/2009	6/30/2009		$106.37	$88.19	$94.57
7/1/2009	9/30/2009		$98.84	$90.40	$98.66
10/1/2009	12/31/2009		$99.70	$89.46	$89.87
1/1/2010	3/31/2010		$92.31	$88.61	$89.46
4/1/2010	6/30/2010		$101.75	$87.47	$101.75
7/1/2010	9/30/2010		$108.56	$98.33	$105.51
10/1/2010	12/31/2010		$105.56	$90.94	$94.12
1/1/2011	3/31/2011		$93.92	$88.19	$92.12
4/1/2011	6/30/2011		$97.64	$89.88	$94.10
7/1/2011	9/30/2011		$123.13	$93.61	$120.80
10/1/2011	12/31/2011		$123.87	$110.24	$121.25
1/1/2012	3/31/2012		$121.44	$110.10	$112.20
4/1/2012	6/30/2012		$130.36	$110.58	$125.20
7/1/2012	9/30/2012		$132.16	$118.30	$124.23
10/1/2012	12/31/2012		$126.73	$120.07	$121.18
1/1/2013	3/31/2013		$120.32	$114.75	$117.76
4/1/2013	6/30/2013		$124.00	$107.88	$110.44
7/1/2013	8/28/2013	*	$110.41	$102.13	$105.27

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from January 1, 2013 through August 28, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the daily performance of the iShares® 20+ Year Treasury Bond ETF from January 2, 2003 through August 28, 2013, based on information from Bloomberg, without independent verification.

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-29 of the accompanying product supplement no. UBS-10-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include correlation, volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples of Payments on the Securities" and "Hypothetical Examples of Relative Return Calculations" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Funds" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Securities, plus the estimated cost of hedging our obligations under the applicable Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.